EXHIBIT 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE
PARAGON OFFSHORE REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

HOUSTON, February 19, 2015 - Paragon Offshore plc (“Paragon”) (NYSE: PGN) today reported a fourth quarter 2014 net income of $2.8 million, or $0.03 per diluted share as compared to fourth quarter 2013 net income of $37.6 million, or $0.44 per diluted share. Results for the quarter include a $130.5 million, or $1.47 per diluted share, non-cash impairment charge related to Paragon’s four cold-stacked units, the Paragon MSS3, Paragon DPDS4, Paragon FPSO1, and Paragon B153 each of which the company has decided to scrap. Results also included an $11.7 million, or $0.13 per diluted share, gain related to the previously disclosed repurchase of an aggregate principal amount of $35.2 million of its senior unsecured notes. Excluding the impairment, the tax impact of the loss on impairment, and the gain, Paragon’s adjusted net income (see Reconciliation of GAAP to Non-GAAP Financial Measures Table for a reconciliation to net income) was $80.3 million, or $0.90 per diluted share. Results for Prospector Offshore Drilling S.A. (“Prospector”), in which Paragon acquired a majority interest on November 17, 2014, were included in Paragon’s results for the quarter.

The Company has revised its tax provision and net income for the three month period ended September 30, 2014 to correct the amortization of our deferred tax liability related to the Paragon DPDS1.  In connection with the impairment of the Paragon DPDS1 during the third quarter, a tax benefit should have been recorded to proportionally eliminate the related deferred tax liability specifically related to the Paragon DPDS1.  The revision resulted in an additional non-cash tax benefit of $25.1 million, or $0.28 per diluted share and corresponding increase to net income during the third quarter of 2014.  We have concluded that this misstatement was not material to our consolidated and combined financial statements for the aforementioned prior period.

For the twelve month period ending December 31, 2014, Paragon reported a loss of $646.7 million, or $7.63 per diluted share, on revenues of $2.0 billion compared to net income of $360.3 million, or $4.25 per diluted share, on revenues of $1.9 billion for the twelve months ending December 31, 2013. Results for the full year 2014 include non-cash impairment charges of $1.1 billion as well as gains of $18.7 million related to the repurchase of the company’s senior unsecured notes. Excluding these items, Paragon’s adjusted net income for full year 2014 was $351.8 million or $4.07 per diluted share. This compares to net income for full year 2013 of $344.0 million, or $4.06 per diluted share, after adjusting 2013 results for a $43.7 million impairment, a $35.6 million gain on disposal of assets and a $24.4 million net gain on contract settlements/extinguishments (see Reconciliation of GAAP to Non-GAAP Financial Measures Table for a reconciliation to net income).

For periods prior to Paragon’s spin-off from Noble Corporation plc (“Noble”) on August 1, 2014 (the “Spin-Off”), results of operations are based on Noble’s standard-specification business and include contributions from three standard specifications rigs retained by Noble and three standard specification rigs that were sold prior to the Spin-Off. For more information regarding the Spin-Off, please see Paragon’s filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the company’s website at www.paragonoffshore.com.

“Paragon continued to deliver excellent operating results during the fourth quarter against an industry backdrop fraught with volatility,” said Randall D. Stilley, President and Chief Executive Officer. “In addition, we successfully executed the complex acquisition of Prospector, which begins the strategic renewal of our jackup fleet. We also strengthened our balance sheet by repurchasing our senior notes below par value, and secured a rig agreement with Petrobras in Brazil which preserved our backlog and improved our cash position. The coming year will be a challenging one, but we believe Paragon’s geographic diversity, fleet quality, operating capabilities, and safety performance will distinguish us in a market where many competitors, particularly those with newbuild assets, may struggle to secure work.”

Total revenues for the fourth quarter of 2014 were $495.0 million compared to $505.2 million in the third quarter of 2014. Excluding the $16.2 million in revenue for the rigs retained by Noble, total revenues for the third quarter of 2014 were $489.0 million. Paragon reported utilization for its marketed rig fleet, which excludes two cold stacked floaters and one cold stacked jackup, as 84 percent for the fourth quarter of 2014, which was an improvement of two percent compared to the third quarter of 2014. Average daily revenues decreased one percent in the fourth quarter to $149,000 per rig compared to the previous quarter average of $151,000 per rig. Contract drilling operating costs increased three percent in the fourth quarter to $224.5 million compared to $217.4 million in the third quarter of 2014.

Net cash from operating activities was $130.9 million in the fourth quarter of 2014 as compared to $160.4 million for the third quarter of the year. Capital expenditures in the fourth quarter totalled $79.3 million, bringing the total for the twelve months ended December 31, 2014 to $261.6 million. At December 31, 2014, liquidity, defined as cash and cash equivalents plus availability under the company’s revolving credit facility, totalled $703.5 million while the ratio of the company’s net debt to trailing twelve months EBITDA, as defined in the company’s revolving credit facility, was 2.0 at December 31, 2014. The calculated ratio excludes $366.7 million of debt related to the acquisition of Prospector which is classified as an unrestricted subsidiary of Paragon under the revolving credit facility.
Operating Highlights
Paragon’s total contract backlog at December 31, 2014 was an estimated $2.2 billion compared to $2.0 billion at September 30, 2014.
Utilization of Paragon’s marketed floating rig fleet decreased in the fourth quarter to 94 percent compared to 100 percent in the third quarter of 2014. Average daily revenues for Paragon’s floating rig fleet decreased one percent to $287,000 per rig in the fourth quarter of 2014 from $291,000 per rig in the third quarter of 2014.
Fourth quarter 2014 utilization of Paragon’s marketed jackup rig fleet increased to 82 percent compared to the 79 percent utilization achieved during the third quarter of 2014. Average daily revenues for Paragon’s jackup fleet during the fourth quarter improved by three percent to $120,000 per rig from $117,000 per rig during the third quarter of 2014.
At the end of the fourth quarter of 2014, an estimated 55 percent of the available rig operating days were committed for 2015, including 71 percent and 52 percent of the floating and jackup rig days, respectively. The calculations for committed operating days exclude available days related to two floating units, one jackup and the FPSO that are currently cold stacked.
Outlook
During the quarter, Paragon added approximately $590.3 million in backlog related primarily to new contracts and extensions in the North Sea and India. This includes an increase in the North Sea of approximately $353.9 million related to the acquisition of the Prospector 1, which is contracted until mid-September 2016 at a dayrate of $185,000 and the Prospector 5, which is contracted until mid-November 2017 at a dayrate of $218,000. In India, three new contracts were added for the Paragon M1161, Paragon L786, and Paragon L1112, each of which have contract lengths of three years with respective net dayrates of $62,000, $53,000 and $62,000.
In addition, Paragon announced in its February 17, 2015 Fleet Status Report that in the North Sea, the Paragon HZ1 received a contract extension from early July 2015 to late August 2016 at a rate of $142,000 while the Paragon C463 received a new contract with GDF SUEZ for 225 days beginning late January 2015 at a dayrate of $130,000. Finally, the Paragon C20052 received a contract award for 75 days at $170,000.
Mr. Stilley concluded, “Our most recent Fleet Status Report illustrates clearly that our drilling rigs continue to be in demand. Our safe, reliable, and efficient operations have enabled us to position ourselves as the high-quality, low-cost drilling contractor and in the current low oil-price environment, our customers will continue to realize value through their choice of Paragon Offshore.”
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s drilling fleet includes 32 jackups and six floaters (four drillships and two semisubmersibles). In addition, Paragon is the majority shareholder of Prospector Offshore Drilling S.A., a publicly traded offshore drilling company on the Oslo Axess stock exchange that owns and operates two high specification jackups. Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions or renewals, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s registration statement on Form 10 as filed with the SEC on July 14, 2014, in Paragon’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
Conference Call
Paragon also scheduled a teleconference and webcast related to its fourth quarter and full year 2014 results on Friday, February 20, 2015, at 8:00 a.m. U.S. Central Standard Time. The teleconference can be accessed from the U.S. and Canada by dialling 1-888-771-4371, or internationally by dialling 1-847-585-4405, and using access code: 38946331. Interested parties may also listen to the webcast through a link posted on Paragon's website at www.paragonoffshore.com, under "Events & Presentations" in the "Investor Relations" section of the website.
A telephonic replay of the conference call will be available on Friday, February 20, 2015, beginning at approximately 12:00 p.m. U.S. Central Standard Time, through Friday, March 6, 2015, ending at approximately 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-888-843-7419 or, for calls from outside of the U.S., 1-630-652-3042, using access code: 38946331#.  A replay of the conference call will also be available on Paragon's website at www.paragonoffshore.com, under "Events & Presentations" in the "Investor Relations" section of the website.
For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

PARAGON OFFSHORE PLC
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues
Contract drilling services	$456,026	$461,985	$1,866,497	$1,807,952
Reimbursables	30,412	13,324	93,786	49,810
Labor contract drilling services	8,482	8,996	33,401	35,146
Other	73	—	78	94
	494,993	484,305	1,993,762	1,893,002
Operating costs and expenses
Contract drilling services	224,536	244,556	890,694	914,702
Reimbursables	26,401	11,156	77,843	38,341
Labor contract drilling services	5,745	6,477	24,774	24,333
Depreciation and amortization	91,088	107,259	422,235	413,305
General and administrative	24,116	16,993	62,081	64,907
Loss on impairment	130,540	40,103	1,059,487	43,688
Gain on disposal of assets, net	—	—	—	(35,646)
Gain on contract settlements/extinguishments, net	—	—	—	(24,373)
Gain on repurchase of long-term debt	(11,744)	—	(18,675)	—
	490,682	426,544	2,518,439	1,439,257
Operating income (loss)	4,311	57,761	(524,677)	453,745
Other income (expense)
Interest expense, net of amount capitalized	(27,990)	(2,385)	(56,732)	(5,938)
Interest income and other, net	3,116	(3,358)	3,998	(1,897)
Income (loss) before income taxes	(20,563)	52,018	(577,411)	445,910
Income tax provision	23,307	(14,463)	(69,394)	(85,605)
Net income (loss)	2,744	37,555	(646,805)	360,305
Net loss attributable to non-controlling interests	59	—	59	—
Net income (loss) attributable to Paragon Offshore	$2,803	$37,555	$(646,746)	$360,305

Earnings per share
Basic and diluted	$0.03	$0.44	$(7.63)	$4.25

PARAGON OFFSHORE PLC
CONSOLIDATED AND COMBINED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$69,274	$36,581
Accounts receivable	539,376	356,241
Prepaid and other current assets	104,644	51,182
Total current assets	713,294	444,004

Property and equipment, net	2,410,360	3,459,684
Other assets	129,735	79,111
Total assets	$3,253,389	$3,982,799

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$272,166	$—
Accounts payable	160,874	124,442
Accrued payroll and related costs	81,416	60,738
Other current liabilities	207,838	41,374
Total current liabilities	722,294	226,554

Long-term debt	1,888,439	1,561,141
Deferred income taxes	58,497	101,703
Other liabilities	89,910	88,068
Total liabilities	2,759,140	1,977,466

Total shareholders' equity	491,608	2,005,333
Non-controlling interests	2,641	—
Total Equity	494,249	2,005,333
Total liabilities and equity	$3,253,389	$3,982,799

PARAGON OFFSHORE PLC
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$(646,805)	$360,305
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	422,235	413,305
Loss on impairment	1,059,487	43,688
Gain on disposal of assets, net	—	(35,646)
Gain on repurchase of Senior Notes	(18,675)	—
Other changes in operating activities	(119,256)	40,823
Net cash from operating activities	696,986	822,475

Cash flows from investing activities
Capital expenditures	(261,641)	(366,361)
Proceeds from sale of assets	6,570	61,000
Acquisition of Prospector Offshore Drilling S.A.	(176,529)	—
Acquisition of Prospector Offshore Drilling S.A. non-controlling interest	(10,346)	—
Change in accrued capital expenditures	1,230	(12,365)
Net cash from investing activities	(440,716)	(317,726)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	859,847	1,221,332
Proceeds from issuance of Senior Notes and Term Loan Facility	1,710,550	—
Repurchase of Senior Notes	(65,354)	—
Dividends paid	(11,072)	—
Debt issuance costs	(19,253)	(2,484)
Net transfers to parent	(2,698,295)	(1,757,554)
Net cash from financing activities	(223,577)	(538,706)
Net change in cash and cash equivalents	32,693	(33,957)
Cash and cash equivalents, beginning of period	36,581	70,538
Cash and cash equivalents, end of period	$69,274	$36,581

PARAGON OFFSHORE PLC
OPERATIONAL INFORMATION
(In thousands, except operating statistics)
(Unaudited)

	As Reported			Rigs Retained or Sold by Noble			As Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended
	December 31,		September 30,	December 31,		September 30,	December 31,		September 30,
	2014	2013	2014	2014	2013	2014	2014	2013	2014
Rig fleet operating statistics (1)(2)
Jackups:
Average Rig Utilization	80%	85%	77%	n/a	57%	50%	80%	87%	77%
Marketed Utilization (3)	82%	88%	79%	n/a	57%	50%	82%	90%	80%
Operating Days	2,548	2,830	2,447	n/a	105	31	2,548	2,725	2,416
Average Dayrate	$120,252	$106,429	$116,967	n/a	$98,527	$98,194	$120,252	$106,734	$117,208
Floaters:
Average Rig Utilization	71%	68%	76%	n/a	82%	100%	71%	66%	75%
Marketed Utilization (3)	94%	87%	100%	n/a	82%	100%	94%	88%	100%
Operating Days	521	563	583	n/a	75	31	521	488	552
Average Dayrate	$287,303	$285,587	$291,498	n/a	$410,954	$414,839	$287,303	$266,197	$284,571
Total:
Average Rig Utilization	78%	78%	77%	n/a	39%	67%	76%	81%	77%
Marketed Utilization (3)	84%	84%	82%	n/a	39%	67%	84%	90%	83%
Operating Days	3,069	3,393	3,030	n/a	180	62	3,069	3,213	2,968
Average Dayrate	$148,615	$136,150	$150,548	n/a	$229,037	$256,516	$148,615	$118,063	$148,334

(1)
We define average rig utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold-stacked rigs, and the number of calendar days in such period. Information reflects our policy of reporting on the basis of the number of available rigs in our fleet.

(2)	Excludes the Paragon FPSO1.

(3)	Excludes the impact of Paragon cold-stacked rigs.

PARAGON OFFSHORE PLC
CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the computation of basic and diluted net income and earnings per share:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Allocation of net income
Basic and Diluted
Net income (loss) attributable to Paragon Offshore	$2,803	$37,555	$(646,746)	$360,305
Earnings allocated to unvested share-based payment awards (1)	(127)	—	—	—
Net income to ordinary shareholders - basic and diluted	$2,676	$37,555	$(646,746)	$360,305

Weighted average number of shares outstanding - basic and diluted	84,753	84,753	84,753	84,753

Weighted average unvested share-based payment awards (1)	4,012	—	1,761	—

Earnings per share
Basic and Diluted	$0.03	$0.44	$(7.63)	$4.25

(1)
No earnings were allocated to unvested share-based payment awards in our earnings per share calculation for the year ended December 31, 2014 due to our net loss in the current year. Our basis of presentation related to weighted average unvested shares outstanding for all periods prior to the Spin-Off does not include our unvested restricted stock units that were granted to our employees in conjunction with Paragon's 2014 Employee Omnibus Incentive Plan. As a result, we also have no earnings allocated to unvested share-based payment awards in our earnings per share calculation for periods prior to the Spin-Off.

PARAGON OFFSHORE PLC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the reconciliation of adjusted net income (non-GAAP) to net income:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to Paragon Offshore	$2,803	$37,555	(646,746)	360,305
Adjustments:
Gain on repurchase of long-term debt	(11,744)	—	(18,675)	—
Gain on disposal of assets, net	—	—	—	(35,646)
Gain on contract settlements/extinguishments, net	—	—	—	(24,373)
Tax impact of loss on impairment (1)	(41,273)	—	(42,250)	—
Loss on impairment	130,540	40,103	1,059,487	43,688
Adjusted net income	$80,326	$77,658	$351,816	$343,974

Allocation of adjusted net income
Basic and Diluted
Adjusted net income	$80,326	$77,658	$351,816	$343,974
Earnings allocated to unvested share-based payment awards (2)	(3,631)	—	(7,161)	—
Adjusted net income to ordinary shareholders - basic and diluted	$76,695	$77,658	$344,655	$343,974

Weighted average number of shares outstanding - basic and diluted	84,753	84,753	84,753	84,753

Weighted average unvested share-based payment awards	4,012	—	1,761	—

Adjusted earnings per share
Basic and Diluted	$0.90	$0.92	$4.07	$4.06

(1)	No adjustments for taxes were made for 2013 as income taxes were prepared on a separate return basis as if we had been a standalone company.

(2)
Although no earnings were allocated to unvested share-based payment awards in our earnings per share calculation for the year ended December 31, 2014 due to our net loss in the current year, we have allocated earnings to unvested share-based payment awards in our calculation of adjusted earnings per share.

PARAGON OFFSHORE PLC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Cont’d)
(In thousands, except operating statistics)
(Unaudited)

	As Reported			Rigs Retained or Sold by Noble			As Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended
	December 31,		September 30,	December 31,		September 30,	December 31,		September 30,
	2014	2013	2014 (1)	2014	2013	2014	2014	2013	2014 (1)
Operating revenues
Contract drilling services	$456,026	$461,985	$456,174	$—	$41,341	$15,904	$456,026	$420,644	$440,270
Labor contract drilling services	8,482	8,996	8,562	—	—	—	8,482	8,996	8,562
Reimbursables and other	30,485	13,324	40,486	—	1,001	327	30,485	12,323	40,159
	494,993	484,305	505,222	—	42,342	16,231	494,993	441,963	488,991
Operating costs and expenses
Contract drilling services	224,536	244,556	217,378	—	18,922	5,701	224,536	225,634	211,677
Labor contract drilling services	5,745	6,477	6,593	—	—	—	5,745	6,477	6,593
Reimbursables	26,401	11,156	35,592	—	624	158	26,401	10,532	35,434
Depreciation and amortization	91,088	107,259	108,027	—	12,270	3,877	91,088	94,989	104,150
General and administrative	24,116	16,993	12,037	—	1,555	536	24,116	15,438	11,501
Loss on impairment	130,540	40,103	928,947	—	—	—	130,540	40,103	928,947
Gain on repurchase of long-term debt	(11,744)	—	(6,931)	—	—	—	(11,744)	—	(6,931)
	490,682	426,544	1,301,643	—	33,371	10,272	490,682	393,173	1,291,371
Operating income	4,311	57,761	(796,421)	—	8,971	5,959	4,311	48,790	(802,380)
Other income (expense)
Interest expense, net of amount capitalized	(27,990)	(2,385)	(22,453)	n/a	n/a	n/a	(27,990)	(2,385)	(22,453)
Interest income and other, net	3,116	(3,358)	340	n/a	n/a	n/a	3,116	(3,358)	340
Income (loss) before income taxes	(20,563)	52,018	(818,534)	—	8,971	5,959	(20,563)	43,047	(824,493)
Income tax provision	23,307	(14,463)	(50,626)	n/a	n/a	n/a	23,307	(14,463)	(50,626)
Net income (loss)	2,744	37,555	(869,160)	—	8,971	5,959	2,744	28,584	(875,119)
Net loss attributable to non-controlling interests	59	—	—	—	—	—	59	—	—
Net income (loss) attributable to Paragon Offshore	$2,803	$37,555	$(869,160)	$—	$8,971	$5,959	$2,803	$28,584	$(875,119)
Adjustments:
Income tax provision							(23,307)	14,463	50,626
Interest expense, net of amount capitalized							27,990	2,385	22,453
Loss on impairment							130,540	40,103	928,947
Depreciation and amortization							91,088	94,989	104,150
Gain on repurchase of long-term debt							(11,744)	—	(6,931)
Interest income and other, net							(3,116)	3,358	(340)
EBITDA							$214,254	$183,882	$223,786

(1)
Net income for the three month period ended September 30, 2014 has been revised to correct the amortization of our deferred tax liability related to the Paragon DPDS1. In connection with the impairment of the Paragon DPDS1 during the third quarter, a tax benefit should have been recorded to proportionally eliminate the deferred tax liability specifically related to the Paragon DPDS1. The revision resulted in an additional non-cash tax benefit of $25.1 million and corresponding increase to net income during the third quarter. We have concluded that this misstatement was not material to our consolidated and combined financial statements for the aforementioned prior period.